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                                                                    Exhibit 5.1

(BAKER BOTTS L.L.P. LOGO)                       ONE SHELL PLAZA       AUSTIN
                                                910 LOUISIANA         DALLAS
                                                HOUSTON, TEXAS        DUBAI
                                                77002-4995            HONG KONG
                                                                      HOUSTON
                                                TEL +1 713.229.1234   LONDON
                                                FAX +1 713.229.1522   MOSCOW
                                                www.bakerbotts.com    NEW YORK
                                                                      RIYADH
                                                                      WASHINGTON

February 6, 2007

064363.0194

CenterPoint Energy, Inc.
1111 Louisiana
Houston, Texas 77002

Ladies and Gentlemen:

          In connection with the issuance by CenterPoint Energy, Inc., a Texas corporation (the "Company"), of $250,000,000 aggregate principal amount of its 5.95% Senior Notes due 2017 (the "Notes") pursuant to (a) the Company's Registration Statement on Form S-3 (Registration No. 333-116246) (the "Registration Statement"), which was filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and (b) the related prospectus dated December 16, 2004, as supplemented by the prospectus supplement relating to the sale of the Notes dated February 1, 2007 (as so supplemented, the "Prospectus"), as filed by the Company with the Commission pursuant to Rule 424(b) under the Act, certain legal matters with respect to the Notes are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company's Current Report on Form 8-K to be filed with the Commission on the date hereof (the "Form 8-K").

          The Notes are to be issued pursuant to an Indenture, dated as of May 19, 2003, as heretofore supplemented and amended (the "Base Indenture"), between the Company and The Bank of New York Trust Company, National Association (successor to JPMorgan Chase Bank, National Association (formerly JPMorgan
Chase Bank)), as trustee (the "Trustee"), as supplemented by Supplemental Indenture No. 7 thereto, dated as of February 6, 2007 (the "Supplemental Indenture," and together with the Base Indenture, the "Indenture"), between the Company and the Trustee. The terms of the Notes (including the form of Note) are established by the Supplemental Indenture.

          In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Company's Articles of Incorporation and By-laws, in each case as amended to date; (ii) the Underwriting Agreement dated February 1, 2007 (the "Underwriting Agreement") by and among the Company and the Underwriters named in Schedule I thereto (the "Underwriters"), relating to the issuance and sale of the Notes;
(iii) the Registration Statement and the Prospectus; (iv) the Indenture; and (v) the corporate records of the Company as furnished to us by you, certificates of public officials and of representatives of Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true

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(BAKER BOTTS L.L.P. LOGO)

CenterPoint Energy, Inc.                 2                      February 6, 2007


and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

          On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that the Notes will, when duly executed, issued and delivered by the Company, authenticated and delivered by the Trustee in accordance with the terms of the Indenture and duly purchased and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that enforcement is subject to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors' rights generally, general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and any implied covenants of good faith and fair dealing.

          The opinions set forth above are limited in all respects to matters of the contract law of the State of New York, the laws of the State of Texas and applicable federal law. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the heading "Legal Matters" in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,


                                        /s/ BAKER BOTTS L.L.P.